                                                         EXHIBIT 10.22


                          CLINICAL RESEARCH AGREEMENT


Agreement made as of 1st November 1995 between The Royal Free Hampstead (NHS) Trust, a not-for-profit corporation having a principal place of business at Pond Street, Hampstead, London, England ("Trust"), Felix Senanayake, M.D., Department of Radiotherapy and Oncology, The Royal Free Hospital, Pond Street, London, England ("Investigator"), and Photoelectron Corporation, a corporation having an office at 400-1 Totten Pond Road, Waltham, Massachusetts 02154, United States ("Sponsor").

1. Investigator agrees to act as Principal Investigator at Trust's The Royal Free Hospital for clinical study of the Photon Radiosurgery System (Herinafter referred to as the "Study Device"), including study in accordance with the multi-institution study protocol entitled "A Study of the Safety and Efficacy of the Photon Radiosurgery System in the Treatment of Brain Metastases" (as amended from time to time) and other studies as mutually agreed to by the parties of this Agreement (hereinafter referred to as "Studies"). In the event of any conflict between protocols for the Studies and the provisions of this Agreement, the provisions of this Agreement shall govern. That portion of multi-institution studies that are carried out by Trust are hereinafter referred to as "Institutional Studies". Investigator agrees to comply with all appropriate regulatory and ethical requirements for the conduct of Studies by Trust, including those mandated by regulatory authorities of the United Kingdom and the United States Food and Drug Administration (where applicable), to adhere to Standard Operating Procedures for the Studies, and to maintain the Study Device according to the instructions provided by Sponsor.

2. The Institutional Studies will be conducted by Investigator at Trust with the prior approval and ongoing review of all appropriate and necessary review authorities and in accordance with all English laws and regulations. Investigator shall provide Sponsor with written evidence of review of the Studies by Trust's Ethics Committee prior to the start of Institutional Studies and of the Ethics Committee's continuing review and approval of the Institutional Studies whenever it is reviewed, but at least once per year. All study subjects will meet the legal age requirements of England, the country in which the Institutional Studies are conducted.

3. Investigator will furnish Sponsor or its designated Study Monitor with all data resulting from Institutional Studies in signed case report forms and in other mutually agreed upon forms within one month after completion of a study event. Sponsor shall have the unrestricted right to use such data including, to the extent that subjects' consent have been obtained, subjects' names, any identifying information, and any visual recordings, audio recordings, electronic recordings, or other likenesses. Case report forms to be used will be those supplied by Sponsor. Patient records shall be made available to Sponsor's representatives upon request for comparison with case report forms. Such records will also be made available upon request for review by representatives of English, European Union, and United States FDA regulatory authorities. Records of the Studies, including either the original or a copy of all Informed Consent Forms of subjects of the Studies, shall be retained in conformance with all applicable regulations.

4. It is understood that certain of the Studies are multi-center investigations and publication of results from all participating sites is expected. Investigator shall be free to publish results of Institutional Studies after submission of multi-center results for publication, subject only to the provisions of Paragraph 7 regarding Sponsor's confidential information, only when notification is given by Sponsor to Trust that such a submission is no longer planned or twelve (12) months after the termination of a multi-center Study at all sites, whichever shall occur first. Sponsor will be furnished with a copy of any proposed presentation of information from the Studies for review and comment prior to submission for any form of public dissemination, in the case of manuscripts and such for publication at least thirty (30) days prior to submission and in the case of abstracts and such at least seven (7) days prior to submission. At the expiration of either the thirty(30) or seven (7) day period, whichever applies, Investigator may proceed with submission for presentation.

5. A minimum of one journal article describing the analyzed results of each of the Studies will be submitted for publication at the conclusion of each Study. In addition, since any multi-center Study is to be carried out at a number of institutions, a minimum of one journal article describing the analyzed results from all institutions will be submitted for publication at the conclusion of each such Study. Such manuscript(s) will bear as authors, among others, all Investigators of the Study. The order of authors will be as follows: those who design and implement the Study will be first; the Investigator and other, individuals from the institution contributing the largest number of patients will be listed next; the Investigator and other individuals from the institution contributing the second largest number of patients will be next; and so on.

6. At the conclusion of any multi-center Study and after such time as a minimum of one multi-authored, multi-institution journal article has been published, all Investigators from all participating institutions will be given complete access to all of the patient data accrued in the Study.

7. In order to effectively complete an Institutional Study, it may be necessary or desirable for the parties to disclose proprietary, trade secret and/or other confidential information (hereinafter referred to as "Confidential Information") to one another. Each party agrees that any such Confidential Information disclosed to it or to its employees shall be used only in connection with the legitimate purposes of this Agreement, shall be safeguarded with same care normally afforded such Confidential Information in the possession, custody, or control of the party receiving the Confidential Information, provided, however, that the disclosing party specifies in writing the nature and identity of the Confidential Information and the manner and time of disclosure. The foregoing shall not apply when, after and to the extent the Confidential Information disclosed:
A) becomes generally available to the public through no fault of the receiving party,
B) was already known to the receiving party at the time of disclosure as evidenced by written records in the possession of the receiving party prior to such time, or
C) is subsequently received by the receiving party in good faith from a third party without breaching any confidential obligation between the third party and the disclosing party.

8. Trust and Sponsor agree that the Sponsor shall have the opportunity to acquire by assignment all rights to each invention which constitutes a new use or modification of the Study Device and is made by Trust personnel, solely or jointly, in the performance of the Studies (hereinafter referred to as "Invention"). Each Invention shall be promptly reported in writing to Sponsor and to Trust, and Sponsor shall have ninety (90) days following receipt of such report to submit a written request to Trust to acquire rights to the reported Invention. In the event Sponsor so elects to acquire rights to an Invention, Trust shall promptly obtain from Trust personnel appropriate assignments of all rights in the Invention held by such personnel and thereafter shall assign all its rights to Sponsor.

9. This Agreement shall remain in force until the completion of Studies. Any party hereto shall have the right to terminate the Studies and this Agreement at any time upon thirty (30) days prior written notice thereof to the other parties. The obligations of the parties under Paragraphs 2, 3, 4, 7, 8, 14, 15, 16, 18, 19 and 20 shall survive the termination of this Agreement.

10. Equipment and other supplies provided by Sponsor include the following: two Model 3 X-ray sources (each including internal radiation monitor), a Control Box System, a 486DX Laptop Computer with applications software, color printer, photodiode array, probe straightener, external radiation monitor and various clinical accessories, an ionization chamber, an electrometer with computer interface, an IBM-compatible computer and a number of calibration accessories, a dosimetry water tank with control electronics, applications software, a radiochromic film reader, dosimetry phantoms and dosimetry accessories. All equipment provided by Sponsor will remain assets of Sponsor. It is understood that Sponsor will have access to the equipment at any time.

11. Sponsor agrees to support the Institutional Studies by:
A) providing a Study Device including all equipment and supplies listed in Paragraph 10 above at no charge to Trust for the duration of the treatment phase of the Studies;
B) providing Investigator with information and instruction pertaining to the Study Device and its operation as needed to perform the Institutional Studies;
C) repairing, maintaining and modifying the Study Device as needed during the Institutional Studies;
D)    monitoring the Institutional Studies; and
E) providing Trust with a research grant in the amount of (Pounds)10,500 to be used to support the salary, fringe benefits and indirect costs of a Data Coordinator designated by Trust for the one-year period of November 1, 1995 to October 31, 1996, and, with prior consent of Sponsor, to pay for reasonable expenses of travel and other activity by Trust personnel to further the legitimate purposes of this Agreement. The responsibilities of the Data Coordinator will include overseeing the collection and assembly of data generated by the Institutional Studies, frequent correspondence with the Study(ies) Monitor, scheduling of patient visits, and supervision of the follow-up of each patient by shepherding patients through their visits with various physicians and to different diagnostic procedures. Payment to Trust of this research grant of (Pounds)l0,500 will be made by Sponsor in quarterly payments of (Pounds)2,625 on or about October 1, 1995, January 1, 1996, April 1, 1996, and July 1, 1996.

12. All equipment and supplies listed in Paragraph 10 remain assets of Sponsor. At the completion of the treatment phase of the Studies, all equipment and supplies listed in Paragraph 10 above will be returned to Sponsor.

13. It is agreed that Trust will treat a minimum of twenty (20) eligible patients with the Study Device by the end of the period of this Agreement, which number includes those patients treated in the period of the prior Agreement between the parties to this Agreement. Failure to treat at least twenty (20) eligible patients with the Study Device by the end of the term of this Agreement may result in termination of the Institutional Studies at Trust and return of all Study Device equipment and supplies to Sponsor.

14. It is agreed, in the interest of patient safety, regulatory compliance, and device integrity, that the Study Device will be used for no purpose other than the Institutional Studies without the written permission of the Director of Clinical Research and Regulatory Affairs at Sponsor.

15. It is agreed that all maintenance, repair or modification of the Study Device equipment and supplies listed in Paragraph 10 will be carried out by Sponsor personnel. The covers may not be removed from any of the equipment listed in Paragraph 10 by non-Sponsor personnel. The only exceptions to this restriction may be the removal of cover(s) for the performance of procedures under the direct supervision of Sponsor personnel, such as testing or switching from manual to automated control. Adherence to this policy will ensure that all patients treated with the Study Device are treated with equipment that has met the same standards and will protect the interests of Sponsor and Trust.

16. Terms and conditions regarding indemnification issues are found in Addendum A and have been agreed to by all parties.

17. The terms of this Agreement can only be modified in writing in a document signed by Trust, Investigator and Sponsor.

18. No party to this Agreement shall use the name of any other party or of any staff member, employee or student of any other party or any adaptation thereof in any advertising, promotional, sales literature, or publicity or in any non-scientific publication without the prior written approval of the party or individual whose name is to be used. For Trust, such approval shall be obtained from the Director of News and Public Affairs, and for Sponsor, from its Chief Executive Officer.

19. Any notices to be delivered by either party to the others shall be delivered as follows: if to Trust to ------------------------------------------------; if
to Investigator to Felix Senanayake, MD, Department of Radiotherapy and Oncology, The Royal Free Hospital, Pond Street, Hampstead, London, England; and if to Sponsor to Thomas R. Varricchione, MBA, RRT, Photoelectron Corporation, 400-1 Totten Pond Road, Waltham, Massachusetts 02154, USA.

20. The provisions of this Agreement shall be interpreted under the laws of the United Kingdom.


IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day, month and year first written above.

Photoelectron Corporation                The Royal Free Hampstead NHS Trust


BY: /s/Thomas R. Varricchione            BY:
   ---------------------------              ---------------------------
   Thomas R. Varricchione, MBA, RRT      (Name)
   Director, Clinical Research and       (Title)
   Regulatory Affairs


DATE: 2 October 1995                     DATE:
     -------------------------                -------------------------

BY:                                      BY:
   ---------------------------              ---------------------------
   Peter E. Oettinger, Ph.D.                Felix Senanayake, MD
   Chief Operating Officer                  Investigator, The Royal
                                            Free Hospital


DATE:                                    DATE:
     -------------------------                -------------------------

Addendum A to Agreement between The Royal Free Hampstead NHS Trust, Felix Senanayake, M.D. and Photoelectron Corporation, November 1, 1995 - October 31, 1996

1. The Royal Free Hampstead NHS Trust ("Trust"), Felix Senanayake, MD ("Investigator") and Photoelectron Corporation ("Sponsor") have entered into an Agreement ("Agreement") that Trust and Investigator will conduct sponsored Institutional Studies involving patients of the Trust, in the manner defined in the Agreement between the parties and in protocols for the Studies, as amended from time to time with the written agreement of Investigator and Sponsor. Sponsor confirms that it is a term of its Agreement with Trust and Investigator that Investigator shall obtain all necessary approvals of the appropriate Human Research Ethics Committee and shall resolve with Trust any issues of a revenue nature.

2. Trust agrees to participate by allowing the Studies to be undertaken on its premises, utilizing such facilities, personnel and equipment as Investigator may reasonably need for the purposes of the Studies.

3. In consideration of such participation by Trust, and subject to Paragraph 4 below, Sponsor indemnifies and holds harmless Trust and its employees and agents against all claims and proceedings (to include any settlements or ex gratia payments made with the consent of the parties hereto and reasonable legal and expert costs and expenses) made or brought (whether successfully or otherwise):
A) by or on behalf of Subjects taking part in the Studies (or their dependents) against Trust or any of its employees or agents for personal injury (including death) to Subjects arising out of or relating to the administration of the product(s) under investigation or any clinical intervention or procedure provided for or required by the Study Protocol to which the Subjects would not have been exposed except for their participation in the Studies;
B) by Trust, its employees or agents or by or on behalf of a Subject for a declaration concerning the treatment of a Subject who has suffered such personal injury.

4. The above indemnity by Sponsor shall not apply to any such claim or proceeding:

4.1 to the extent that such personal injury (including death) is caused by the negligent or wrongful acts or omissions or breach of statutory duty of Trust, its employees or agents;

4.2 to the extent that such personal injury (including death) is caused by the failure of Trust, its employees or agents to conduct the Studies in accordance with agreed upon Protocols;

4.3 unless as soon as reasonably practicable following the receipt of notice of such claim or proceeding, Trust shall have notified Sponsor in writing of it and shall, upon Sponsor's request, and at Sponsor's cost, have permitted Sponsor to have full care and control of the claim or proceeding using legal representation of its own choosing.

4.4 If Trust, its employees, or agents shall have made any admission in respect of such claim or proceeding or taken any action relating to such claim or proceeding prejudicial to the defence of it without the written consent of Sponsor such consent not to be unreasonably withheld provided that this condition shall not be treated as breached by any statement properly made by Trust, it employees, or agents in connection with the operation of Trust's internal complaint procedures, accident reporting procedures or disciplinary procedures or where such statement is required by law.

Addendum A to Agreement between The Royal Free Hampsted NHS Trust, Felix Senanyake, M.D. and Photoelectron Corporation, November 1, 1995 - October 31, 1996

5. Sponsor shall keep Trust and its legal advisors fully informed of the progress of any such claim or proceeding, will consult fully with Trust on the nature of any defence to be advanced and will not settle any such claim or proceeding without prior consultation with Trust.

6. Without prejudice to the provisions of Paragraph 4.3 above, Trust will use its reasonable endeavors to inform Sponsor promptly of any circumstance reasonably thought likely to give rise to any such claim or proceeding of which it is directly aware and shall keep Sponsor reasonably informed of developments in relation to any such claim or proceeding even where Trust decides not to make a claim under this indemnity. Likewise, Sponsor shall use its reasonable endeavors to inform Trust of any such circumstance and shall keep Trust reasonably informed of developments in relation to any such claim or proceeding made or brought against Sponsor alone.

7. Trust and Sponsor will each give to the other such help as may reasonably be required for the efficient conduct and prompt handling of any claim or proceeding by or on behalf of Subjects (or their dependents) or concerning such a declaration as is referred to in Paragraph 3(B) above.

8. Without prejudice to the foregoing if injury is suffered by a Subject while participating in the Studies, Sponsor agrees to operate in good faith the Guidelines published in 1991 by The Association of the British Pharmaceutical Industry and entitled "Clinical Trial Compensation Guidelines" (where the Subject is a patient) and the Guidelines published in 1988 by the same Association and entitled "Guidelines for Medical Experiments in non-patient Human Volunteers" (where the Subject is not a patient) and shall request Investigator to make clear to the Subjects that the Studies are being conducted subject to the applicable Association Guidelines.

9. For the purpose of this indemnity, the expression "agents" shall be deemed to include without limitation any nurse or other health professional providing services to Trust under a contract for services or otherwise and any person carrying out work for Trust under such a contract connected with such of Trust's facilities and equipment as are made available for the Studies under Paragraph 2 above.

10. This indemnity shall be governed by and construed in accordance with English law.


Signed on behalf of:

Photoelectron Corporation                The Royal Free Hampstead NHS Trust


BY:                                      BY:
   ---------------------------              ---------------------------
     Peter E. Oettinger, Ph.D.           (Name)
     Chief Operating Officer             (Title)


DATE:                                    DATE:
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